Exhibit 23

                          Independent Auditors' Consent

The Board of Directors
Astoria Financial Corporation:

We consent to incorporation by reference in the Registration Statements (Nos. 33-86248, 33-86250, 33-98500, 333-36807 and 333-64895) on Form S-8, (Nos.
333-101694, 333-29901, 333-58897 and 333-30792) on Form S-4 and (No. 33-98532)
on Form S-3 of Astoria Financial Corporation of our report dated March 5, 2004, relating to the consolidated statements of financial condition of Astoria Financial Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 Annual Report on Form 10-K of Astoria Financial Corporation. Our report contained an explanatory paragraph that described the adoption of a new accounting principle as discussed in the notes to those statements.


/s/ KPMG LLP
New York, New York
March 11, 2004